Exhibit 99.1

FOR IMMEDIATE RELEASE

LIMBACH HOLDINGS TO ACQUIRE TOLEDO, OH - BASED

DUNBAR MECHANICAL, INC.

Acquisition Expected to Reinforce Limbach’s Presence in Growing Midwestern Markets

Conference Call Scheduled For 8:30 AM ET on Thursday September 20, 2018

PITTSBURGH, PA, -- September 19, 2018 -- Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach”), a leading national design/build mechanical, electrical and plumbing contractor and services firm with headquarters in Pittsburgh, today announced it has entered into a definitive agreement to acquire Dunbar Mechanical, Inc. (“Dunbar”) from its stockholders for an enterprise value of approximately $20.2 million.

Dunbar is a privately-owned provider of mechanical construction services in Toledo, Ohio and the surrounding region. Dunbar supports the maintenance and growth capital project needs of regional industrial customers, and also provides new construction and renovation services for customers in the education, healthcare and general institutional markets. Dunbar’s strong local and regional relationships with facility owners drive significant owner-direct small project and special project work, in addition to Dunbar’s large project capabilities. Limbach and Dunbar have side-by-side experience working together since 2016, most notably on one of the largest healthcare projects ever built in the Toledo area.

The acquisition of Dunbar reinforces Limbach’s position as a dominant mechanical services firm in the Ohio market, and provides a substantial industrial resume from which Limbach intends to further develop its industrial capabilities nationwide. Limbach will further support Dunbar’s growth by leveraging its robust corporate platform, including the design and engineering capabilities of LEDS, Limbach Engineering & Design Services.

On an annualized basis, Dunbar is expected to contribute revenue of approximately $75 million initially. In addition to Dunbar’s owner-direct work, which constitutes a significant portion of its annual revenue with margins similar to Limbach’s service segment, the company maintains a mechanical service division with a significant maintenance base and revenue from associated pull-through and spot repair work.

Subject to the terms and conditions of the purchase agreement, Limbach has agreed to acquire Dunbar for a purchase price of $20.2 million, comprised of $4.0 million of LMB common stock, which is approximately 402,000 shares and a $3.6 million subordinated seller note with a two-year maturity and $12.6 million in cash, subject to adjustment as set forth in the purchase agreement. The cash portion of the consideration is expected to be funded through new term loan borrowings under the Company’s existing senior credit facility.

“We are excited to announce our acquisition of Dunbar,” said Charlie Bacon, President and CEO of Limbach. “As we have reported previously, our focus has been heavily-weighted toward companies we know well. Dunbar is one such example as we have successfully partnered with it for the past two years and believe the corporate culture there will facilitate a seamless transition. In addition to knowing the business over this period of time, the acquisition of Dunbar’s resume of industrial projects brings us a much stronger presence in the expanding industrial and manufacturing sector, a sector which is experiencing significant growth driven by a favorable energy environment and tax environment following the passage of the Tax Cuts and Jobs Act legislation in December of 2017.”

Mr. Bacon continued, “Dunbar is a family business with a sterling reputation. Among the many aspects of the acquisition that excite me, I am very pleased to note that Erik Dunbar, a third-generation Dunbar family member, will stay with us to run the business unit along with his team of excellent, long-tenured executives and a terrific group of staff members that have made the Dunbar business successful. We look forward to welcoming the new members of our Limbach family.”

The transaction is subject to customary closing conditions, including a condition that Limbach secures the requisite debt financing, and is expected to close within 60 days.

Conference Call Details

Date:	Thursday, September 20, 2018
Time:	8:30 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	(866) 604-1698
International callers:	(201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: Limbach - Dunbar Acquisition Conference Call. An audio replay of the call will be archived on the Company’s website for 365 days.

About Limbach

Founded in 1901, Limbach is the 10th largest mechanical systems solutions firm in the United States in 2017 as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,500 employees in 14 offices throughout the United States. Limbach’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. These risks include, among others, our inability to complete the proposed acquisition due to, among other things, inability to secure the requisite financing, and our inability to recognize the anticipated benefits of the proposed acquisition. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

For Investor Relations, contact:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com